Exhibit 99.1

NEWS RELEASE	C2013-08

DST Systems, Inc.	DST Contacts:
333 West 11th Street	Stephen C. Hooley (816) 435-8601
Kansas City, MO	Chief Executive Officer and President
64105
Kenneth V. Hager (816) 435-8603
NYSE Symbol: DST	Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE — July 11, 2013

DST SYSTEMS, INC. ANNOUNCES A REDEMPTION CALL

FOR ITS SERIES C DEBENTURES

KANSAS CITY, MO (July 11, 2013) — DST Systems, Inc. (NYSE: DST) (the “Company”) announces that on August 15, 2013, it will redeem its 4.125% Series C convertible senior debentures due 2023.  As of June 30, 2013, the debentures had an aggregate accreted principal amount of $63.4 million.

The Company has described the features of the debentures in its Annual Report on Form 10-K for the year ended December 31, 2012.  The terms and conditions of the redemption are contained in a Notice of Exercise of Redemption available from the following contact persons at our trustee, The Bank of New York Mellon.

Mary Callahan	mary.callahan@bnymellon.com	312-827-8546
Adam DeCapio	adam.decapio@bnymellon.com	315-414-3360

The redemption price is $1,133.02 for each $1,000 of original principal amount, calculated as explained in the Company’s Notice of Exercise of Redemption, scheduled to be posted today through the Depository Trust and Clearing Corporation.

The Company intends to fund the redemption through available cash balances and existing credit facilities.

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About DST Systems, Inc.

DST Systems, Inc. provides sophisticated information processing solutions and services to support the global asset management, insurance, retirement, brokerage, and healthcare industries. In addition to technology products and services, DST also provides integrated print and electronic statement and billing solutions through DST Output. DST’s world-class data centers provide technology infrastructure support for financial services and healthcare companies around the globe. Headquartered in Kansas City, MO, DST is a publicly traded company on the New York Stock Exchange.

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.